Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ruby Tuesday, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Ruby Tuesday, Inc. of our report dated August 3, 2009, with respect to the consolidated balance sheets of Ruby Tuesday, Inc. and subsidiaries as of June 2, 2009 and June 3, 2008, and the related consolidated statements of operations, shareholders’ equity and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended June 2, 2009, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of June 2, 2009, which reports appear in the June 2, 2009 annual report on Form 10-K of Ruby Tuesday, Inc. Our report with respect to the consolidated financial statements refers to a change in the method of accounting for defined benefit pension and other postretirement plans due to the adoption of the measurement date provisions of Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132(R), in 2009.

/s/ KPMG LLP

Louisville, Kentucky

October 8, 2009